Exhibit 99.1

Ramaco Announces Hiring of Distinguished West Virginian as New General Counsel

First Quarter 2024 Class B Dividend Declared

LEXINGTON, KY., February 1, 2024 — Ramaco Resources, Inc. (NASDAQ: METC, METCB, “Ramaco” or the “Company”) announced today it has hired Evan H. Jenkins, the former Chief Justice of the West Virginia Supreme Court, former two term U.S. Congressman, and longtime West Virginia State Legislator as the company’s new General Counsel. The Company also announced that current Vice President and Assistant General Counsel Tyler Adkins will be promoted to Senior Vice President of Law.

Most recently, Jenkins has served as Senior Vice President Government Affairs at the United States Chamber of Commerce in Washington, D.C., the world’s largest business organization. For the past two years he has also served as president of The Ramaco Foundation and a member of its board of directors, helping direct Ramaco’s philanthropic efforts.

Before joining the Chamber, Jenkins spent four years serving on the Supreme Court of Appeals of West Virginia and was selected as its Chief Justice for the 2021 term. He has also had an extensive legislative career for over 22 years at both the federal and state level. Jenkins represented West Virginia’s 3rd Congressional District in the United States House of Representatives for two terms, and beforehand served three terms in the West Virginia Senate and three terms in the West Virginia House of Delegates.

Earlier in his career, Jenkins served seven years as General Counsel of the West Virginia Chamber of Commerce and fifteen years as Executive Director of the West Virginia State Medical Association. Jenkins began his legal career more than 30 years ago practicing labor and employment law in Huntington, West Virginia.

“As our company has continued to grow, we have attempted to attract and retain the highest caliber talent for all aspects of our now national operations in both Appalachia and the West,” said Randall Atkins, Chairman and CEO of Ramaco Resources. “Since the dominant share of our mining assets and operations are now centered in and around West Virginia, it gives me a distinct honor to welcome one of West Virginia’s most accomplished citizens as our new General Counsel. I have known Evan and followed his deeply impressive career for decades. He will bring skills, temperament, and background to Ramaco far beyond his position as our new General Counsel, and we look forward to his new role with us.”

Jenkins received his bachelor’s degree in business administration from the University of Florida and his law degree from the Cumberland School of Law at Samford University.

Jenkins replaces Barkley J. Sturgill, Jr. who resigned as our General Counsel effective January 31, 2024.

For additional information please see our Current Report on Form 8-K which is expected to be filed with the Securities and Exchange Commission today.

RAMACO DECLARES FIRST QUARTER 2024 DIVIDEND FOR CLASS B TRACKING STOCK

The Board declared a quarterly cash dividend of $0.2416 per share on the CORE Resources Class B shares. This will be payable on March 15, 2024, to shareholders of record on March 1, 2024. The past two quarterly Class B dividends annualize to $0.98 per share.

As previously reported, Ramaco's Board announced a 10% increase in the Class A dividend in December 2023. This quarterly Class A common stock cash dividend of $0.1375 per share for the first quarter of 2024 is payable on March 15, 2024, to shareholders of record on March 1, 2024.

For additional information please see our Current Report on Form 8-K which is expected to be filed with the Securities and Exchange Commission later today.

About Ramaco Resources, Inc.

Ramaco Resources, Inc. is an operator and developer of high-quality, low-cost metallurgical coal in southern West Virginia, southwestern Virginia and southwestern Pennsylvania, as well as an emerging potential producer of rare earth elements and critical minerals. Its executive offices are in Lexington, Kentucky, with operational offices in Charleston, West Virginia and Sheridan, Wyoming. The Company currently has three active mining complexes in Central Appalachia and the Brook Mine in Sheridan, Wyoming, where the company and researchers from the Department of Energy's National Energy Technology Laboratory have discovered potentially world-class deposits of rare earth elements. Contiguous to the Wyoming mine it operates a research and pilot facility related to the production of advanced carbon products and materials from coal. In connection with these activities, it holds a body of roughly 50 intellectual property patents, pending applications, exclusive licensing agreements and various trademarks. For more information about us, please visit our website at www.ramacoresources.com. For more information, contact investor relations at (859) 244-7455.